UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act

July 19, 2011
Date of Report

ALTERNET SYSTEMS, INC.
(Exact name of Registrant as Specified in its Charter)

Nevada	000-31909	88-0473897
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2665 S. Bayshore Drive, Suite 220-12 Miami, Florida 33133

     Tel: 786-265-1840
(Registrant's Telephone Number)

Check the appropriate box below if the Form-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2 below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230. 425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 15, 2011, Alternet Systems, Inc. (the "Registrant") entered into securities purchase agreement (the "Agreement") with an investor, pursuant to which the Registrant sold to such investor 3,333,333 shares of restricted common stock (the "Common Stock") at a price of $0.15 per share and warrants to purchase 2,000,000 shares of common stock (the "Warrants"), at an exercise price per share of $0.25. The Warrants are exercisable for a period of eighteen months from the date of issuance thereof and also carry a call option, should the Company’s Common Stock trade at $0.40 or higher for any 60 day period. The aggregate gross proceeds from the sale of the Common Stock are $500,000. The Warrants, should they be exercised, would generate an additional $500,000. The closing occurred on June 15, 2011.

Previously, on April 18, 2011, Alternet Systems, Inc. (the "Registrant") entered into securities purchase agreement (the "Agreement") with a private investor, pursuant to which the Registrant sold to such investors 935,000 shares of restricted common stock (the "Common Stock") at a price of $0.10 per share. This same investor previously, on April 14, 2011, had similarly purchased 1,000,000 shares at a price of $0.10. The aggregate gross proceeds from both sales are $193,500. The closings occurred on April 18 and 14, 2011.

The proceeds of these private placements are being used to finance Alternets’ growth plan in the high growth segments of the mobile value added services markets, mobile commerce and digital and mobile security. Mobile value added services are growing explosively fueled by the near ubiquity of the mobile phone, which has achieved over 80% penetration of the global population.

The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration,or an applicable exemption from registration under the Securities Act of 1933, as amended and applicable state securities laws. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute any offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

EXHIBITS

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ALTERNET SYSTEMS, INC.
By: /s/ Henryk Dabrowski
Henryk Dabrowski, CEO and Director
Dated: July 19, 2011